EXHIBIT 10.18

[ZELTIQ AESTHETICS LOGO]

March 3, 2008

Re: EMPLOYEE OFFER LETTER

Dear Dave:

ZELTIQ AESTHETICS, INC. (the “Company”) is pleased to offer you the position of Director, U.S. Sales, reporting to Edward Ebbers, VP of Marketing and Sales. You will perform duties customarily associated with your position and such other duties as may be assigned by the VP of Marketing and Sales, the Chief Executive Officer of the Company, or his or her designate. You will be based in your remote office in Southern California, but may be required to maintain up to 10 business days per month in Pleasanton, CA, or other such location to which the Company headquarters may relocate. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

1. COMPENSATION.

(a)	Pre-Commercial Launch

Base Salary; You will be paid a base salary at the annual rate of $150,000, payable in semi-monthly installments or otherwise in accordance with the Company’s standard payroll practices for salaried employees (“Base Salary”), The Base Salary may be adjusted pursuant to the Company’s employee compensation policies in effect from time to time.

Bonus. Prior to the Company’s commercial launch, and in addition to your Base Salary, you will be eligible to receive a bonus payable in quarterly increments (“Incremental Bonus”). Receipt of the Incremental Bonus will be based upon your satisfaction of pre-commercial sale objectives related to alpha/beta implementation and identified sales force programs to be completed prior to commercial launch. Meeting these objectives, as reasonably judged solely by management, is pegged to a quarterly “met goals” bonus increment not to exceed $12,510 per quarter (which is the equivalent to $50,040 per annum) for meeting goals, with an additional bonus available for exceeding quarterly goals, also as reasonably judged by management. Your eligibility for the Incremental Bonus will cease immediately upon the Company’s commercial launch, when you will become eligible to earn commissions pursuant to a commission plan approved by Company management.

Commission Draw. Prior to the Company’s commercial launch, and in addition to your Base Salary and potential Incremental Bonus, you will be eligible to receive a draw against future commissions equal to $4,170 per month (“Draw”). Your eligibility for monthly Draw payments will cease immediately upon the Company’s commercial launch, when you will become eligible to earn commissions pursuant to a commission plan approved by Company management. Your accrued Draw will be reconciled with commissions earned in accordance with the Draw Reconciliation Plan set forth in the attached Appendix A, which is incorporated by reference herein.

Zeltiq Aesthetics    4698 Willow Road    Pleasanton, CA    94588

Tel 925-474-2500    fax 925-474-7599    www.zeltiq.com

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(b)	Post-Commercial Launch

Base Salary. Following the Company’s commercial launch, you will continue to receive the Base Salary discussed above, subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

Commissions. Following the Company’s commercial launch, and in addition to your Base Salary, you will be eligible to earn commissions pursuant to a commission plan approved by Company management.

(c)	Stock Options.

Company’s management will recommend to the Company’s Board of Directors that you be granted an option (the “Stock Option”) to purchase 100,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The Stock Option shall vest over four (4) years with one-fourth (1/4) of the options vesting at the end of twelve (12) months, and the remainder vesting monthly at a rate of 1/48th of the total number per month thereafter until all shares are vested. The Stock Option shall be an incentive stock option to the extent permitted by applicable law. The Stock Option will be subject to the terms and conditions applicable to options granted under the Company’s 2005 Equity Incentive Plan), and as described in that plan and the applicable stock option agreement.

2. BENEFITS. You shall be entitled to the Company’s basic employment benefits available to all similarly-situated Company employees, as the same currently exist or may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

3. EMPLOYMENT TERMS. Your employment relationship with the Company will be governed by the general employment policies and practices of the Company. You will be required as a condition of employment with the Company, to (i) acknowledge your receipt and understanding, sign and abide by the Company’s standard Confidential Information and Invention Assignment Agreement, attached hereto as Appendix B; (ii) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (iii) provide satisfactory proof of your identity as required by United States law. Your duties under the Confidential Information and Invention Assignment Agreement shall survive termination of your employment with the Company. By signing this letter, you acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Confidential Information and Invention Assignment Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4. AT-WILL EMPLOYMENT. Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any or no reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Your participation in any stock purchase or benefit program is not to be regarded as assuring you continuing employment for any particular period of time.

5. OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While

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you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees of the Company. During the term of your employment by the Company, except on behalf of the Company, you shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to he engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

6. SATISFACTORY REFERENCE CHECKS. This offer is contingent upon completion of professional reference checks by the Company, at its discretion and to its satisfaction.

7. START DATE. Your start date shall be on or before Monday, March 31, 2008. This offer, if not accepted, will expire at the close of business on Friday, March 7.

8. ENTIRE AGREEMENT. This offer letter sets forth the full and complete agreement between you and the Company regarding your employment with the Company, Any additional or contrary terms, representations, offers or agreements, whether written or oral, that may have been made to you arc hereby revoked and superseded in their entirety by this offer. :

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and returning them to me.

If you have any questions, please call Edward Ebbers at 925-474-2507.

Very truly yours,

/s/ Edward Ebbers	/s/ Mitchell Levinson
EDWARD EBBERS	MITCHELL LEVINSON
VP OF MARKETING AND SALES	PRESIDENT AND CEO

AGREED AND ACCEPTED

I have read and accept this employment offer:

/s/ David Heagy
David Heagy
Date: 3/4, 2008

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Appendix A

Draw Reconciliation Plan

This Draw Reconciliation Plan applies to the first twelve (12) months following the Company’s commercial launch (the “Initial Commercial Year”). During the Initial Commercial Year, the first $100,000 you earn in commissions pursuant to a commission plan approved by Company management will not be subject to Draw reconciliation. All commissions earned in excess of $100,000, however, will be offset by the Draw you accrued prior to the Company’s commercial launch, in accordance with the following graduated schedule;

Incremental Commission Over $100K	Employee Share	Offset to Company
$ 10K	25%	75%
$ 10K	50%	50%
$ 10K	50%	50%
$ 10K	50%	50%
$ 10K	50%	50%
$ 10K	75%	25%
$ 10K	75%	25%
$ 10K	75%	25%
$ 10K	75%	25%
$ 10K	100%	0%

Draw reconciliation will begin once your year-to-date commissions in the Initial Commercial Year exceed $100,000. For example, and as illustrated by the schedule above, the first $10,000 in commissions earned in excess of $100,000 will be subject to the following split: 25% of it (i.e., $2,500) will go to you and 75% of it (i.e., $7,500) will go to the Company in repayment of your Draw. Once you have earned $50,000 in commissions over $100,000, your commissions will be subject to the following split until the Draw is fully repaid or the Initial Commercial Year comes to an end, whichever is sooner; 75% of the commissions will go to you and 25% of the commissions will go to the Company.

At the conclusion of the Initial Commercial Year, if you have not earned any commissions in excess of $100,000, then the Company will forgive the entire Draw. Otherwise, the Company will forgive whatever amount of the Draw remains outstanding at the end of the Initial Commercial Year.

Agreed and Accepted:

/s/ Edward Ebbers
Edward Ebbers
VP of Marketing and Sales
Dated: March 3, 2008

/s/ David Heagy
David Heagy
Dated: March 4, 2008

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Appendix B

Confidential Information and Invention Assignment Agreement

As a condition of ray becoming employed (or my employment being continued) or retained as a consultant (or my consulting relationship being continued) by Zeltiq Aesthetics, Inc., a Delaware corporation, with any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have 1O continue in the employ of, or in a consulting relationship with, or the duration of my employment OR consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. At-Will Employment. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that cither I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

3. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours, and any information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise, I further understand that Confidential Information docs nut include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company have not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

4. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by or a consultant of the Company (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all inventions, original works of authorships developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. 1 agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that 1 believe meet such provisions and are not otherwise disclosed on Exhibit A.

5. Returning Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. I further agree that to any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement,

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

7. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of ray Relationship with the Company, and for a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twelve (12) months following termination of my Relationship with the Company for any reason, with or without cause, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

8. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

9. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement arc deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

ZELTIQ AESTHETICS, INC.		DAVID HEAGY, an Individual:

/s/ Edward A. Ebbers		/s/ David Heagy
Signature		Signature
David Heagy
By: Edward A. Ebbers		Printed Name

Title: VP, Marketing and Sales

Date: 3/3/08		Date: 3/4/08
Address:	4698 Willow Road Pleasanton, CA 94588	Address: 489 25th Street Hermosa Beach, CA 90254

[ZELTIQ AESTHETICS LOGO]

April 12, 2010

Dear Dave,

It is my great pleasure to notify you of your promotion to Vice President NAF Sales, effective April 15, 2010. As VP, you will continue to report to me and will retain your current supervisory role over our direct Sales organization. You have demonstrated to me and to the rest of the Senior Team that you are an incredibly productive, collaborative, and professional team player. Your development of the NAF organization thus far has been impressive, and I trust that you will continue to drive them to great levels of achievement for the rest of 2010 and beyond.

As a result of your promotion, your Base Salary will be increased to $175,000 per year. In addition, your Variable Compensation at target will be $110,000. The Variable Compensation will be paid monthly, based on the attainment of Revenue objectives and my discretion. We will lock the balance of your Variable Compensation into the Q2-Q4 Forecast developed at our recent off-site. Finally, I am delighted to conditionally extend an offer of 250,000 shares of Stock Options (subject to Board/Compensation Committee approval). If we deliver the business results that I believe are within our grasp, your stock options will provide a wonderful financial outcome for you and your family.

I’ve enjoyed our working relationship this far and look forward to this continuing. Congratulations on the promotion, Dave!

Sincerely,

/s/ Gordie

Gordie Nye
President & Chief Executive Officer

4698 Willow Road  Pleasanton, CA  94588 P  (888)-ZELTIQ-1  F (925) 474-7599  www.zeltiq.com